Exhibit 10.90
JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

December 14, 2006
To: Cadence Design Systems, Inc.
Bldg. 5, MS 5B1
2655 Seely Avenue
San Jose, CA 95134
Attention: Legal Department
Telephone No.: (408) 943-1234
Facsimile No.: (408) 943-0513
Re: Warrants
Reference:           2696912
     The purpose of this Confirmation (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Cadence Design Systems, Inc. a Delaware corporation (“Company”), to JPMorgan Chase Bank, National Association, London Branch (“Bank”), represented by J.P. Morgan Securities Inc. (“Agent”), as its agent, on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Bank and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

General Terms:

Trade Date:	December 14, 2006

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth for such Components in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Buyer:	Bank

Seller:	Company

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “CDNS”)

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 31.50

Premium:	USD 3,537,500

Premium Payment Date:	The Effective Date or such later date as agreed upon by the parties.

Effective Date:	December 19, 2006

Exchange:	NASDAQ Global Select Market.

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:
In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Dates:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled

Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if such Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date for such Component (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means April 22, 2012. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:	Applicable; and means that, for each Component, each Warrant for such Component not previously exercised will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Bank notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Company’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose
of Giving Notice:	Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, California 95134 Fax: (408) 944-6855

Attention: General Counsel

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the regular trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms:
In respect of any Component:

Method of Settlement:	Net Share Settlement

Net Share Settlement:	On each Settlement Date, Company shall deliver to Bank the Delivery Requirement for such Settlement Date to the account specified herein, free of payment through the Clearance System.

Delivery Requirement:	For any Settlement Date, (i) a number of Shares (rounded down to the nearest whole Share), as calculated by the Calculation Agent, equal to (A) the Net Share Settlement Amount for such Settlement Date divided by (B) the Settlement Price on the Valuation Date in respect of such Settlement Date and (ii) cash in lieu of any fractional shares (based on such Settlement Price).

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page <CDNS>.UQ <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Date:	For any Exercise Date, the date defined as such in Section 9.4 of the Equity Definitions, subject to Section 9(n)(i) hereof.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction.
3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:
In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment. For avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Strike Price, the Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions, whether or not extraordinary, shall be governed by Section 9(j) of this Confirmation and not by Section 11.2 of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

Tender Offer:	Applicable

Consequence of Merger Events and Tender Offers

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination) provided that the Calculation Agent may elect Component Adjustment (Calculation Agent Determination).

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that (i) Section 12.6(a)(iii) of the Equity Definitions shall be amended to delete, in the definition of the term “Delisting” the parenthetical “(or will cease)” and (ii) in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Increased Cost of Hedging:	Applicable

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	1.0%

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25%

Hedging Party:	Bank for all applicable Additional Disruption Events

Determining Party:	Bank for all applicable Additional Disruption Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Bank. The Calculation Agent shall, upon request by either party, provide a written explanation of any calculation or adjustment made by it hereunder, including, where applicable, a description of the methodology and data applied.

5. Account Details:
(a)	Account for payments to Company:
Cadence Design Systems, Inc.
Account
Wells Fargo Bank
550 California Street — 10th Floor
San Francisco CA 94104
ABA#
Account for delivery of Shares from Company:
Mellon Investor Services
235 Montgomery Street, 23rd Floor

San Francisco, CA 94104
Cadence Design Systems Book Memo Treasury Reserve Account
Comment: When you are ready to deliver Shares contact Cadence FIRST.
(b)	Account for payments to Bank:
JPMorgan Chase Bank, National Association, NewYork
ABA:
Favour: JPMorgan Chase Bank, National Association - London
A/C:
Account for delivery of Shares to Bank:

6. Offices:
The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.
The Office of Bank for the Transaction is: New York, Bank is a Multibranch Party.
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Company:

Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, California 95134 Fax: (408) 944-6855 Attention: General Counsel
(b)	Address for notices or communications to Bank:

JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No.: (212) 622-5814
Fax: (212) 622-8534
8. Representations and Warranties of Company
The representations and warranties of Company set forth in Section 1 of the Purchase Agreement dated as of the Trade Date among Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (the “Purchase Agreement” ) are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. Company hereby further represents and warrants to Bank that:
(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or (ii) any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Company or its significant subsidiaries filed as exhibits to Company’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in the Offering Memorandum, as updated by any subsequent filings.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Company is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	The Shares of Company initially issuable upon exercise of the Warrants by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with its terms and conditions, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(f)	Company is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Company has total assets in excess of USD 10,000,000;

(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.

(g)	On the Trade Date, (A) none of Company and its officers and directors is aware of any material nonpublic information regarding Company or the Shares and (B) all reports and other documents filed by Company with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(h)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e 1 or Rule 13e 4 under the Exchange Act.

(i)	Company’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(j)	Company understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency.

(k)	Company is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(1)	Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6 or Issue No. 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(m)	Company agrees that, for purposes of Rule 144(d) under the Securities Act, the holding period of Bank in Shares received hereunder in any Net Share Settlement or in Shares comprising Share Termination Delivery Units received pursuant to Section 9(m) hereof shall start on the Premium Payment Date.
9. Other Provisions:
(a)	Opinions. Company shall deliver to Bank an opinion of counsel, dated as of the Effective Date,with respect to the matters set forth in Sections 8(a) through (e) of this Confirmation.

(b)	Limitations on Settlement by Company. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Company be required to deliver Shares in connection with the Transaction in excess of 8,865,243 Shares (the “Capped Number”). Company represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Company that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). Company shall not take any action to decrease the number of Available Shares below the Capped Number. In the event Company shall not have delivered the full number of Shares that would be deliverable but for this Section 9(b) (the resulting deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. Company shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(c)	Right to Extend. Bank may postpone any Exercise Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Warrants for one or more Components), if (x) the average daily trading volume of the Shares for the four calendar weeks immediately preceding the week in which such Exercise date or date of valuation or delivery occurs is less than 1,505,000 Shares, which, for the avoidance of doubt, shall be subject to adjustments as a result of Potential Adjustment Events and (y) Bank determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Company or an affiliated purchaser of Company, be reasonably deemed to be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(d)	No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or to violate the Exchange Act.

(e)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Warrant Equity Percentage as determined on such day is (i)greater than 6% and (ii) greater by 0.5% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the date hereof). The “Warrant Equity Percentage” as of any day is the fraction (A) the numerator of which is the sum of (x) the Number of Shares hereunder and (y) the Number of Shares for the warrant transaction (reference no. 2696930) entered into by the parties on the date hereof and (B) the denominator of which is the number of Shares outstanding on such day. Company agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Company’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this Section 9(e), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified

Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding. If the indemnification provided for in this paragraph (e) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (e) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(f)	Board Authorization. Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto.

(g)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Bank, Bank may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of Company. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing the Bank to purchase, sell, receive or deliver any Shares or other securities to or from Company, the Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. The Bank shall be discharged of its obligations to Company to the extent of any such performance.

(h)	Effectiveness. If, on or prior to the Effective Date (or such later date as agreed upon by the parties), Bank reasonably determines that it is advisable to cancel the Transaction because of concerns that Bank’s related hedging activities would be reasonably viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(i)	Equity Rights. Bank acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Company’s bankruptcy.

(j)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend on a per Share basis, then the Calculation Agent will adjust the Strike Price, the Number of Warrants and the Warrant Entitlement to preserve the fair value of the Warrant to Bank after taking into account such dividend. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

(k)	Additional Provisions.

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or options on Shares”.

(1)	No Collateral; Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(m)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Bank, (i) pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in each case resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date or the Early Termination Date, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall nevertheless have the right, in its sole discretion, to require Company to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Company’s lack of election. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (l)(i), the Share Termination Alternative right hereunder.

Share Termination Alternative:	If applicable, Company shall deliver to Bank the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), subject to paragraph (n)(i) below, in satisfaction, subject to paragraph (n)(ii) below, of the Payment Obligation in the manner reasonably requested by Bank free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement Settlement of Share Termination Delivery Units that are Restricted Shares as set forth in paragraph (n)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (n)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, the date of the Share De-listing or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a De-listing, Termination Event or Event of Default, one Share or, in the case of Nationalization or Insolvency, a Merger Event or a Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Merger Event or Tender Offer, as determined by the Calculation Agent, as the case may be. If such Nationalization, insolvency, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to such cancellation or termination of the Transaction, except that all references therein to “Shares” shall be read as references to “Share Termination Delivery Units”.
(n)	Registration/Private Placement Procedures. If, in the reasonable opinion of Bank, following any delivery of Shares or Share Termination Delivery Property to Bank hereunder, such Shares or Share Termination Delivery Property would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by Bank; provided that, in the event such obligation to deliver Restricted Shares would have arisen from a Net Share Settlement, at the election of the Company, Company may satisfy such Share delivery obligation by paying Bank on the relevant Settlement Date an amount in cash equal to the relevant Net Share Settlement Amount. Notwithstanding anything to the contrary in the Equity Definitions, Company shall notify Bank, prior to the first Expiration Date, whether (x) it elects to cash settle the Number of Warrants for all Expiration Dates, if Bank determines the Shares that would be delivered in the Net Share Settlement of such Number of Warrants would be Restricted Shares and (y) if cash settlement is not elected, whether a Private Placement Settlement or Registered Settlement would apply. Such election shall apply to all Expiration Dates and all Settlement Dates related to Expiration Dates, and the procedures in clause (i) or clause (ii) below shall apply for all such Restricted Shares delivered in respect of all Expiration Dates on an aggregate basis commencing on the Settlement Date relating to the first Expiration Date. In such case, the Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registered Settlement for such aggregate Restricted Shares delivered hereunder. If Company elects Share Termination Alternative in accordance with Section 9(m) hereof and Bank determines in accordance with this paragraph that the Share Termination Delivery Property to be delivered in such Share Termination Alternative would constitute Restricted Shares, then Company shall immediately notify Bank whether a

Private Placement Settlement or Registered Settlement would apply to the delivery of such Share Termination Delivery Property.
(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bank; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank. In the case of a Private Placement Settlement, Bank shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (m) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to Bank hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bank to Company of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (m) above) or on the Settlement Date for such Restricted Shares (in the case of settlement of Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of either the proviso above or the last sentence of clause (ii) below relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. Company shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank. If Company shall fail to comply with the requirements set forth in the immediately preceding sentence, Private Placement Settlement shall apply. If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement of Share Termination Delivery Units pursuant to paragraph (m) above or (y) the Settlement Date in respect of the first Expiration Date) and ending on the earliest of (x) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation or the Net Share Settlement Amount, as the case may be, (y) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(l) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation or the Net Share Settlement Amount, as the case may be, exceeds the realized net proceeds from such resale, Company shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Restricted Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Restricted Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. For the avoidance of doubt, Company’s obligation to deliver Make-whole Shares shall apply to both Private Placement Settlements and Registration Settlements.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (i) may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Bank (or such affiliate of Bank) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by Bank in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such

Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(o)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Bank may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to the extent (but only to the extent) that such receipt would result in Bank directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Bank gives notice to Company that such delivery would not result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

(p)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Bank will not be considered an affiliate under this Section 9(p) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after two years from the Premium Payment Date shall be eligible for resale under Rule 144(k) of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees, for any delivery of Shares or Share Termination Delivery Property hereunder at any time after one year from the Premium Payment Date but within 2 years of the Premium Payment Date, to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property to remove, any legends referring to any such restrictions or requirements from such Shares or Share Termination Delivery Property. Such Shares or Share Termination Delivery Property will be de-legended upon delivery by Bank (or such affiliate of Bank) to Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank). Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is one year from the Premium Payment Date, may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(q)	Additional Termination Event. If within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will reasonably be deemed to comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur in respect of which (1) Company shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

(r)	Securities Contract; Swap Agreement. Each of Bank and Company agrees and acknowledges that Bank is a “financial participant” and “swap participant” within the meaning of Sections 101(22A) and 101(53C) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment.” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(s)	Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(t)	Governing Law. New York law (without reference to choice of law doctrine).

(u)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(v)	Quarterly Valuations. Bank hereby agrees, upon request by Company, to cause its affiliate to provide to Company, within 5 Exchange Business Days after the end of the fiscal quarter of Company during which Company made such request, a valuation estimate of the fair value of the Transaction as of Company’s fiscal quarter end.

(w)	Role of Agent. Each party agrees and acknowledges that (i) Agent has acted solely as agent and not as principal with respect to this Transaction and (ii) Agent has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Part Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours, J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association
By:	/s/ David Seaman
Authorized Signatory
Name: David Seaman

Accepted and confirmed as of the Trade Date: Cadence Design Systems, Inc.
By:	/s/ William Porter
Authorized Signatory
Name: WILLIAM PORTER

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

Annex A
For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	82,085	2/16/2012
2.	82,085	2/17/2012
3.	82,085	2/21/2012
4.	82,085	2/22/2012
5.	82,085	2/23/2012
6.	82,085	2/24/2012
7.	82,085	2/27/2012
8.	82,085	2/28/2012
9.	82,085	2/29/2012
10.	82,085	3/1/2012
11.	82,085	3/2/2012
12.	82,085	3/5/2012
13.	82,085	3/6/2012
14.	82,085	3/7/2012
15.	82,085	3/8/2012
16.	82,085	3/9/2012
17.	82,085	3/12/2012
18.	82,085	3/13/2012
19.	82,085	3/14/2012
20.	82,085	3/15/2012
21.	82,085	3/16/2012
22.	82,085	3/19/2012
23.	82,085	3/20/2012
24.	82,085	3/21/2012
25.	82,085	3/22/2012
26.	82,085	3/23/2012
27.	82,085	3/26/2012
28.	82,085	3/27/2012
29.	82,085	3/28/2012
30.	82,085	3/29/2012
31.	82,085	3/30/2012
32.	82,085	4/2/2012
33.	82,085	4/3/2012
34.	82,085	4/4/2012
35.	82,085	4/5/2012
36.	82,106	4/9/2012
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority